ITEM 24. (b) Exhibit (15)(b)


           GENERAL MUNICIPAL MONEY MARKET FUNDS, INC.

                       DISTRIBUTION PLAN

                         (CLASS B ONLY)


          Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Distribution Plan (the "Plan") in accordance with Rule 12b-1 promulgated under the Investment Company Act of

1940, as amended (the "Act"), with respect to (a) each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Class"), or (b) if no series or classes are set forth on such Exhibit, the Fund.  Under the Plan, the Fund would (a)

pay for the costs and expenses of preparing, printing and distributing its prospectuses and statements of additional information, and (b) reimburse the

Fund's distributor (the "Distributor") for payments to third parties for distributing the Fund's shares (the payments in this clause (b) being referred to as the "Distributor Payments").  If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the

Fund.

          The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund attributable to each Class for such purposes.

          In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

          The Plan:  The material aspects of this Plan are as follows:

          1.  The Fund shall pay all costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders.  The Fund also shall pay an amount of the costs and expenses in connection with (a) preparing,

printing and distributing the Fund's prospectuses and statements of additional information used for other purposes and (b) implementing and operating this Plan, such aggregate amount not to exceed in any fiscal year of the Fund the greater of $100,000 or .005 of 1% of the average daily value of the Fund's net assets attributable to each Class for such fiscal year.

          2.   The Distributor may make Distributor Payments.  The Fund

shall reimburse the Distributor in respect of Distributor Payments an amount not to exceed an annual rate of .20 of 1% of the value of the Fund's average daily net assets attributable to each Class for such year.  The Distributor shall determine the amounts to be paid to such persons under this Plan and the basis on which such payments will be made.  Such payments are subject to compliance by such persons with the terms of any related Plan agreement between such person and the Distributor.

          3.   For the purposes of determining the fees payable under this

Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund's net assets.

          4.   The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

          5.   As to each Class, this Plan will become effective

upon approval by (a) holders of a majority of the Fund's outstanding shares of such Class, and (b) a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the

Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

          6.   As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 5(b) hereof.

          7.   As to each Class, this Plan may be amended at any time by the

Fund's Board, provided that (a) any amendment to increase materially the costs which the Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Fund's outstanding shares of such Class, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 5(b) hereof.

          8.   As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not

"interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan or (b) vote of the holders of a majority of the Fund's outstanding shares of such Class.


Dated:    January 11, 1995
Revised:  April 8, 1998
                           EXHIBIT A



Name of Series and Class


General Minnesota Municipal Money Market Fund
  Class B

General Municipal Money Market Fund
  Class B